                                                                    Exhibit 11.1


                      WALDEN RESIDENTIAL PROPERTIES, INC.
                    COMPUTATION OF NET INCOME PER SHARE (1)
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                                                                               Quarter Ended
                                                                                                 March 31,
                                                                                  --------------------------------------
                                                                                      1996                    1995
                                                                                      ----                    ----
Income before extraordinary item  . . . . . . . . . . . . . . . . . . . . . . .    $    3,520                 $   1,548
Extraordinary loss on debt extinguishment . . . . . . . . . . . . . . . . . . .          (488)                     --
                                                                                   ----------                 ---------
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         3,032                     1,548
Convertible equity securities preferred distribution  . . . . . . . . . . . . .          (471)                     --
                                                                                   ----------                 ---------
Net income available to common stockholders . . . . . . . . . . . . . . . . . .    $    2,561                 $   1,548
                                                                                   ==========                 =========

Income per share -- Primary:
    Before extraordinary item, less preferred distribution  . . . . . . . . . .    $      .21                 $     .15
    Extraordinary loss on debt extinguishment   . . . . . . . . . . . . . . . .          (.03)                     --
                                                                                   ----------                 ---------
    Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $      .18                 $     .15
                                                                                   ==========                 =========

Income per share -- Additional Primary (2):
    Before extraordinary item, less preferred distribution  . . . . . . . . . .    $      .21                     N/A
    Extraordinary loss on debt extinguishment   . . . . . . . . . . . . . . . .          (.03)                    N/A
                                                                                   ----------
    Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $      .18                     N/A
                                                                                   ==========

Weighted average number of shares outstanding:
    Primary   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        14,207                    10,070
    Dilutive effect of outstanding options  . . . . . . . . . . . . . . . . . .           103                      --
                                                                                   ----------                 ---------
    Additional Primary (2)  . . . . . . . . . . . . . . . . . . . . . . . . . .        14,310                    10,070
                                                                                   ==========                 =========


    (1) Fully diluted net income per share is not presented because the convertible equity securities are anti-dilutive.

    (2) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083, although not required by APB Opinion No. 15 because it results in dilution of less than three percent of those securities present.